Exhibit 12.1

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                                   CONSORCIO G GRUPO DINA, S.A. de C.V.

                                      COMPUTATION OF RATIOS OF EARNINGS TO
                              FIXED CHARGES (Expressed with currency of purchasing power as of March 31, 1996)


                                                                       Year Ended December 31,
                                       ------------------------------------------------------------------------------------

                                            1991              1992             1993             1994               1995
                                       -------------     ------------     ------------     -------------     --------------
              U.S. GAAP
      Pretax earning U.S. GAAP
Net income (loss) U.S. GAAP                 Ps 524,396       Ps 434,055       Ps 377,054      Ps (503,009)        Ps (267,299)
Add:
Deferred tax adjustment                         17,515           40,666          117,927           239,894             121,022
Mexican GAAP tax expense                       128,741           45,029          103,015            37,361             142,326
Asset tax expense                                1,764           11,140           16,651            37,746              31,965
Tax effect of timing difference                (8,749)           13,427          (5,583)                 0                   0
Tax credits
                                              (51,671)         (12,527)         (25,118)                 0                   0
                                         -------------     ------------     ------------     --------------     ---------------
                                               611,996          531,790          583,946         (188,018)              28,014

            Fixed charges
Interest expense                               180,488           99,878          125,365           232,251             515,050
Amortization of deferred charges
   on debt offering                                  0              969            5,713            34,963             110,400
Total fixed charges                            180,488          100,847          131,078           267,214             625,450
Total earnings plus fixed charges           Ps 792,484       Ps 632,637       Ps 715,024         Ps 79,196          Ps 653,464
                                         =============     ============     ============      ============       =============
Ratio                                             4.39             6.27             5.45              0.30                1.04
                                         =============     ============     ============      ============       =============

            Mexican GAAP
Pretax earnings Mexican GAAP
Income (loss) before the following
provisions (credits) Mexican GAAP          Ps 309,443       Ps 594,862       Ps 577,792      Ps  (878,893)        Ps (336,230)

            Fixed charges
Interest Expense                              180,488           99,878          125,365           232,251             515,050
Amortization of deferred
   issuance cost on debt                            0              969            5,713            34,963             110,400

Total fixed charges                           180,488          100,847          131,078           267,214             625,450
                                         -------------     ------------     ------------     -------------       --------------
Total earnings plus fixed charges
                                            Ps 885,931       Ps 695,709       Ps 708,870      Ps  (611,679)         Ps 289,220
                                         =============     ============      ===========     ==============      =============
Ratio of earnings to fixed charges                4.91             6.90             5.41             (2.29)               0.46


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